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                                                                       Exhibit 5


                             WILLIAM G. MUNDY, ESQ.
                         Vice President-General Counsel
                           GTE Southwest Incorporated
                                600 Hidden Ridge
                              Irving, Texas 75038

                                 (972) 718-6304



September 18, 1998


GTE Southwest Incorporated
1255 Corporate Drive
Irving, Texas 75038

Gentlemen:

I have examined a copy of the Registration Statement of GTE Southwest Incorporated (the "Company") on Form S-3 under the Securities Act of 1933, as amended, and accompanying Prospectus pertaining to the issuance and sale of $600,000,000 aggregate principal amount of debentures (the "Debentures"). I have also examined a copy of the Company's Restated Certificate of Incorporation, as amended, and such corporate records and other documents as I have deemed to be requisite in the premises. I am familiar with the proceedings taken and proposed to be taken by you under my supervision as your counsel in connection with the proposed authorization, issuance, and sale of the Debentures.

It is my opinion that, subject to any applicable regulatory approvals, the Debentures, upon the issuance and sale thereof in the manner contemplated in said Registration Statement, will be legally and validly issued and will be binding obligations of the Company.

I hereby consent to the reference to me under the caption "Certain Legal Matters" in the Prospectus forming a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Yours truly,


WILLIAM G. MUNDY
William G. Mundy